Exhibit 10.12

Purchase Agreement

Party A: Bin County Weicheng Rural Credit Cooperative Agency

Party B: Heilongjiang Weikang Bio-Technology Co., Ltd.

I. Party A shall transfer to Party B the ownership of the office building located at No.365 Chengde Street Daowai District, Harbin, with net area 4012.66 square meters (based on physical measurement), and construction coefficient 1.51. The total transfer price is RMB 96,000,000.00.

II. After the agreement is executed, Party A shall cooperate Party B to go through relevant procedures such as ownership transfer. Party A shall provide relevant real property procedures to cooperate with Party B and Party B shall be responsible for the transaction fees. Party A shall be responsible for all the fees before the agreement is executed.

III. Party A shall cooperate with Party B to handle relevant procedures of property maintenance fee payment. Party B shall be responsible for the property maintenance fee after this agreement becomes effective.

VI. Party A shall provide Party B with a complete building construction blueprint, including construction, water heating, fire escape, electric lighter.

V. Party B shall remit the payment to the account appointed by Party A within 15 days after the agreement is executed. This agreement will expire after 15 days upon execution. Breach of this provision would incur a penalty of RMB 500,000.

VI. Party A shall provide Party B with documentation necessary for the ownership transfer within 10 days after the payment by Party A is received by Party B. Breach of this provision would incur a penalty of RMB 500,000.

VII. Party A shall confirm that this building is not a collateral to any debt.

VIII. Party A does not have the Real Estate Ownership Certificate to this building, and the ownership is based upon the purchase and sales agreement between Party and Harbin Juxing City Development Co., Ltd. Party A shall cooperate with Party B in the ownership transfer and accommodate Party B reasonable time in preparing the documentation.

IX. For issues not stipulated in this agreement, both parties shall resolve through negotiation. If negotiation fails, either party has the right to bring a lawsuit to the local court.

X. This agreement shall be held in four copies. Each party shall preserve two copies with equal legal effect.

Party A: Bin County Weicheng Rural Credit Cooperative

Legal Representative: /s/

Party B: Heilongjiang Weikang Bio-Technology Co., Ltd

Legal Representative: /s/

Date: September 20th 2011